Exhibit 23.1

Consent of Dixon Hughes Goodman LLP

Independent Registered Public Accounting Firm

The Board of Directors

HCI Group, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-180322 and 333-185228) on Form S-3 and registration statements (Nos. 333-154436 and 333-184227) on Form S-8 of HCI Group, Inc. of our reports dated February 22, 2017, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in HCI Group, Inc.’s 2016 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP
DIXON HUGHES GOODMAN, LLP
Clearwater, Florida
February 22, 2017